Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com

Middlefield Banc Corp. Reports 84% Increase in Net Income for First Six Months of 2012

MIDDLEFIELD, OHIO, July 26, 2012 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN), parent company of The Middlefield Banking Company and Emerald Bank, announced net income for the second quarter of 2012 of $1,640,000, or $0.85 per share. Net income for the second quarter of 2011 was $720,000, or $0.44 per share. Net income for the first six months of 2012 was $3,163,000, or $1.72 per share. For the same period of 2011, net income of $1,722,000 equated to $1.05 per share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2012 second quarter were 13.22% and 1.01%, respectively, compared with 7.22% and 0.45% for the second quarter of 2011. ROE and ROA were 13.02% and 0.97%, respectively, for the six month period of 2012. Comparable results for the 2011 six month period were 8.89% and 0.55%, respectively.

“We are pleased to report a solid increase in earnings for the second quarter and first half of 2012,” stated Thomas G. Caldwell, President and Chief Executive Officer. “To have been able to achieve these results during a period of continued economic and regulatory uncertainty is testament to our strong staff and keen community banking focus.”

“We have continued to see many positive trends in our operations during the second quarter. In spite of the current interest rate environment, which the Fed has chosen to keep at record low levels, and strong competitive pricing, we have been able to maintain a level of stability in our net interest margin. As we move forward in 2012, we will continue to remain firmly focused on delivering excellent customer service, increasing value to our shareholders, and operating our company under safe and sound banking principles,” Caldwell concluded.

Net Interest Income

Net interest income for the second quarter of 2012 increased $460,000, or 9.0%, to $5,577,000 compared to $5,117,000 in the second quarter of 2011. The net interest margin increased 29 basis points to 3.93% compared to the 3.64% reported for the year-ago quarter. Net interest income for the first six months of 2012 increased by $988,000, or 9.7%, to $11,123,000. For the same period of 2011, net interest income was $10,135,000. The net interest margin for the 2012 six month period was 3.91%, a 25 basis point increase from the 3.66% reported for 2011.

“The improvement in our net interest income was driven by deliberate strategies initiated by management near the end of 2009. This included an effort to maintain the maximum yield on newly originated loans, while pricing deposits so as to reduce funding costs,” commented Donald L. Stacy, Chief Financial Officer. “However, the challenges relative to consistent net interest margin improvement are far from over. The Fed’s policy of maintaining a continued low rate environment has led to aggressive pricing on the part of many of our competitors. These market pressures have contributed to a 23 basis point decrease in our yield on earning assets for the six month period. We have been able to offset this decline because our cost of interest-bearing liabilities has fallen 49 basis points for the same period.”

Non-Interest Income and Operating Expenses

Non-interest income increased for both the three and six month periods. During the second quarter, the company recorded a gain of $296,000 related to the sale of certain investment securities. In 2011, a loss on securities of $37,000 was booked during the second quarter, with the six month figure reflecting a loss of $22,000. Also, for the six month period, fees related to debit cards increased $72,000, while income from investment services grew $68,000.

Noninterest expense for the second quarter of 2012 totaled $4,041,000, a decrease of $251,000 from the same period last year. The two largest components of this decrease were salaries and benefits, which was down $144,000, and loss on the sale of other real estate owned which improved by $291,000. For the first half of 2012, total non-interest expense of $7,823,000 was $174,000 less than the 2011 comparable period. As with the quarter, a decrease in salaries and benefits combined with a lower loss on sale of other real estate owned were the primary factors.

Balance Sheet

The company’s total assets at mid-year 2012 stood at $649.8 million, a decrease of $4.7 million, or 0.7%, from the figure reported at December 31, 2011. Net loans at June 30, 2012 were $403.1 million, up $8.1 million, or 2.0%, over the year-end 2011 position. Total deposits stood at $571.7 million as of June 30, 2012. This figure represents a decrease of $9.2 million, or 1.6%, from year-end 2011. The investment portfolio, which is entirely classified as available for sale, stood at $173.4 million at June 30, 2012. This reflects a decrease of $20.5 million from December 31, 2012, with the funds being utilized for loan growth and deposit run-off. Stockholders’ equity at June 30, 2012, was $53.2 million. Tangible book value per share was $24.47.

Asset Quality

For the three months ended June 30, 2012, management added $450,000 to the allowance for loan losses, which compares to $700,000 for the same period of 2011. The comparable six months figures are $1,050,000 for 2012 and $1,565,000 for 2011. The lower loan loss provision was related to a lower level of charge-offs and a decrease in the total of non-performing assets. Net charge-offs for the first six months of 2012 were $117,000, or 0.03% of average loans. The allowance for loan losses at June 30, 2012 stood at $7,752,000, or 1.89% of total loans. At June 30, 2011, the allowance for loan losses was $7,027,000, representing 1.82% of total loans.

The following table provides a summary of asset quality and reserve coverage ratios.

Asset Quality History

(dollars in thousands)

	6/30/2012	12/31/2011	6/30/2011	12/31/2010	12/31/2009
Nonperforming loans	$17,177	$24,546	$22,469	$19,986	$16,285
Real estate owned	1,986	2,196	2,145	2,302	2,164
Nonperforming assets	$19,163	$26,742	$24,614	$22,288	$18,449
Allowance for loan losses	$7,752	$6,819	$7,027	$6,221	$4,937
Ratios:
Nonperforming loans to total loans	4.18%	6.11%	5.83%	5.37%	4.61%
Nonperforming assets to total assets	2.95%	4.09%	3.85%	3.53%	3.30%
Allowance for loan losses to total loans	1.89%	1.70%	1.82%	1.67%	1.40%
Allowance for loan losses to nonperforming loans	45.13%	27.78%	31.27%	31.13%	30.32%

Dividends

During the second quarter of both 2012 and 2011, Middlefield paid cash dividends of $0.26 per share.

Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $649.8 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a LPL Financial® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2012 and 2011 and December 31, 2011
	(unaudited)		(unaudited)
Balance Sheet (period end)	June 30, 2012	December 31, 2011	June 30, 2011
(Dollar amounts in thousands)
Assets
Cash and due from banks	$30,908	$15,730	$15,540
Federal funds sold	11,953	18,660	19,364

Cash and cash equivalents	42,861	34,390	34,904
Investment securities available for sale	173,446	193,977	193,821
Loans:	410,868	401,880	385,339
Less: reserve for loan losses	7,752	6,819	7,027

Net loans	403,116	395,061	378,312
Premises and equipment	8,598	8,264	7,939
Goodwill	4,559	4,559	4,559
Bank-owned life insurance	8,394	8,257	8,118
Accrued interest receivable and other assets	8,866	10,043	11,921

Total Assets	$649,840	$654,551	$639,574

	June 30, 2012	December 31, 2011	June 30, 2011

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	$65,969	$63,348	$58,219
Interest-bearing demand deposits	61,935	55,853	55,315
Money market accounts	67,533	75,621	74,482
Savings deposits	171,150	167,207	160,141
Time deposits	205,142	218,933	221,588

Total Deposits	571,729	580,962	569,745
Short-term borrowings	6,959	7,392	6,787
Other borrowings	16,363	16,831	18,694
Accrued interest and other liabilities	1,631	2,113	2,045

Total Liabilities	596,682	607,298	597,271
Common equity	33,944	31,240	29,485
Retained earnings	20,399	18,206	16,712
Accumulated other comprehensive income	5,549	4541	2,840
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	53,158	47,253	42,303

Total Liabilities and Stockholders’ Equity	$649,840	$654,551	$639,574

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2012 and 2011

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
INTEREST INCOME
Interest and fees on loans	$5,641	$5,399	$11,178	$10,700
Interest-bearing deposits in other institutions	8	2	12	4
Federal funds sold	4	4	7	13
Investment securities
Taxable interest	791	1,289	1,706	2,612
Tax-exempt interest	753	702	1,500	1,400
Dividends on FHLB Stock	26	25	52	51

Total interest income	7,223	7,421	14,455	14,780
INTEREST EXPENSE
Deposits	1,434	2,004	2,931	4,041
Short-term borrowings	99	59	158	118
Other borrowings	82	104	166	213
Trust preferred securities	31	137	77	273

Total interest expense	1,646	2,304	3,332	4,645

NET INTEREST INCOME	5,577	5,117	11,123	10,135
Provision for loan losses	450	700	1,050	1,565

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	5,127	4,417	10,073	8,570

NONINTEREST INCOME
Service charges on deposits	471	416	902	844
Earnings on bank-owned life insurance	69	66	137	139
Other income	181	149	476	332
Net securities gains (losses)	296	(37)	296	(22)

Total non-interest income	1017	594	1,811	1,293
NONINTEREST EXPENSE
Salaries and employee benefits	1,800	1,944	3,550	3,634
Occupancy expense	222	223	470	495
Equipment expense	201	155	371	313
Data processing costs	191	173	390	353
Ohio state franchise tax	128	97	257	225
Federal deposit insurance expense	258	272	501	497
Professional fees	186	185	400	396
Loss on sale of other real estate owned	32	323	50	303
Other operating expense	1023	920	1,834	1,781

Total non-interest expense	4,041	4,292	7,823	7,997

Income before income taxes	2103	719	4,061	1,866
Provision for income taxes	463	(1)	898	144

NET INCOME	$1640	$720	$3,163	$1,722

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Per common share data
Net income per common share—basic	$0.85	$0.44	$1.72	$1.05
Net income per common share—diluted	$0.85	$0.44	$1.72	$1.05
Dividends declared	$0.26	$0.26	$0.52	$0.52
Book value per share(period end)	$26.88	$25.58	$26.88	$25.58
Tangible book value per share (period end)	$24.47	$22.82	$24.47	$22.82
Dividend payout ratio	31.28%	56.94%	30.67%	49.36%
Average shares outstanding—basic	1,919,333	1,647,771	1,841,657	1,634,901
Average shares outstanding -diluted	1,921,205	1,647,920	1,842,865	1,634,976
Period ending shares outstanding	1,977,321	1,653,660	1,977,321	1,653,660
Selected ratios
Return on average assets	1.01%	0.45%	0.97%	0.55%
Return on average equity	13.22%	7.22%	13.02%	8.89%
Yield on earning assets	5.01%	5.17%	5.00%	5.23%
Cost of interest-bearing liabilities	1.24%	1.71%	1.25%	1.74%
Net interest spread	3.78%	3.46%	3.76%	3.49%
Net interest margin	3.93%	3.64%	3.91%	3.66%
Efficiency (1)	57.88%	70.68%	57.07%	65.82%
Equity to assets at period end	8.18%	6.61%	8.18%	6.61%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

Asset quality data	June 30, 2012	June 30, 2011
(Dollar amounts in thousands)
Non-accrual loans	$15,310	$19,155
Troubled debt restructuring	1,731	3,198
90 days past due and accruing	136	116

Non-performing loans	17,177	22,469
Other real estate owned	1,986	2,145

Non-performing assets	$19,163	$24,614

Allowance for loan losses	$7,752	$7,027
Allowance for loan losses/total loans	1.89%	1.82%
Net charge-offs:
Quarter-to-date	$(35)	$358
Year-to-date	117	759
Net charge-offs to average loans
Quarter-to-date	-0.01%	0.09%
Year-to-date	0.03%	0.20%
Non-performing loans/total loans	4.18%	5.83%
Allowance for loan losses/non-performing loans	45.13%	31.27%

Loans	June 30, 2012	June 30, 2011
(Dollar amounts in thousands)
Commercial and industrial	$65,651	$58,665
Real estate—construction	20,409	19,952
Real estate—mortgage
Residential	207,080	209,115
Commercial	113,383	92,851
Consumer installment	4,345	4,756

Total Loans	$410,868	$385,339